Calculation of Filing Fee Tables
S-8
Offerpad Solutions Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, $0.0001 par value per share	457(a)	2,721,500	$ 1.48	$ 4,027,820.00	0.0001531	$ 616.66
Total Offering Amounts:						$ 4,027,820.00		$ 616.66
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 616.66
Offering Note
[1]	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Consists of an additional 2,721,500 shares of Class A common stock, $0.0001 par value (the "Class A Common Stock") issuable under the Offerpad Solutions Inc. 2021 Incentive Award Plan (the "2021 Incentive Award Plan") pursuant to an amendment to the 2021 Incentive Award Plan that was approved by the Registrant's stockholders on July 30, 2025. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Offerpad Solutions Inc.'s (the "Registrant") Class A Common Stock as reported on the New York Stock Exchange on July 29, 2025.